                                                                   EXHIBIT 10.39

                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 10th day of July, 1996 between Telco Communications Group, Incorporated, a
Virginia corporation (the "Company"), and Henry G. Luken, III (the "Executive").


                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

     1.  Employment.
         ----------

         (a) The Company hereby employs the Executive as chairman and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth. The Company will use its best efforts to include Executive in its slate of candidates for membership on the Company's Board of Directors (the "Board") and the Executive Committee, if any.

         (b) Executive shall report directly to the Board, and shall perform such duties consistent with his positions as President and Chief Executive Officer pursuant to the direction of the Board.

         (c)    Attention and Effort. The Executive shall perform his duties
                --------------------
hereunder primarily at Executive's offices in Bradenton, Florida or at such other location determined by Executive, but shall, upon the Board's reasonable request and on reasonable notice, perform his duties hereunder at Company's offices or such other places as reasonably requested by the Board and as appropriate for the performance of such duties. The Executive's daily schedule and hours worked under this Agreement on any given day shall be subject to the Executive's reasonably exercised discretion. The Executive shall devote sufficient time as he determines is reasonably necessary to fulfill the spirit and purpose of this Agreement. The Executive agrees to use all of his skills and business judgment and render services to the best of his ability to serve the interests of the Company. Subject to the terms of Section 6, this shall not preclude Executive from serving on community and civic boards, participating in industry associations, pursuing his personal financial and legal affairs, or otherwise engaging in other activities, so long as such activities do not unreasonably interfere with his duties to the Company.

         (d)    Support Services.  The Executive shall be entitled to all of the
                ----------------
administrative, operational and facility support customary for a similarly situated executive. This support shall include, without limitation, a suitably appointed private office, a secretary or administrative assistant, and payment of or reimbursement for reasonable cellular telephone expenses, business, travel and entertainment expenses, expenses of the Executive maintaining his professional license and standing and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company. The Executive agrees to provide such documentation of these expenses as may be reasonably required.

     2.  Term. Subject to the provisions for termination hereinafter provided,
         ----
the Term shall begin on the date hereof, shall continue through the fifth anniversary of the date hereof, and shall automatically renew each year unless notice of termination is given by either party hereto at least three hundred sixty (360) days prior to the end of each annual renewal term.

     3.  Compensation.
         ------------

         Throughout the Term the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 3.

         (a) The Company shall pay to the Executive a "Base Salary," payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly), of $400,000 per annum. The Board shall annually review Executive's Base Salary in light of the Base Salaries paid to other executives of the Company and the performance of the Executive and the Company and may, in its discretion, increase such Base Salary by an amount it determines is appropriate. Once Executive's Base Salary is increased, it shall not thereafter be reduced.

         (b) The Company shall pay to the Executive bonus compensation for each fiscal year, or part thereof that he is employed by the Company, at the discretion of the Board, provided that such bonus shall be commensurate with other bonuses paid to employees of the Company and shall take into account the total compensation paid to executives of other companies which would be competitive for Executive's services.

         (c) The Company shall provide medical, hospitalization, disability and dental insurance for Executive, his spouse and eligible family members, subject to and in accordance with the Company's policy, the proportion of the cost thereof to be borne by the Company and the Executive to be in accordance with such policy.

         (d) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall, or shall be deemed to, in any way affect the Executive's right and benefits thereunder except as expressly provided herein).

         (e) The Executive shall be entitled to at least twenty two (22) days of vacation allowance each year and a sick leave allowance as provided under the Company's vacation and sick leave policy for executive officers.

         (f) The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, at the highest level provided for any employee. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

     4.  Permanent Disability.
         --------------------

         (a) For purposes of this Agreement, the Executive's "Permanent Disability" shall be deemed to have occurred one day after one hundred eighty
(180) days in the aggregate during any consecutive twelve (12) month period, or one day after one hundred twenty (120) consecutive days, during which one hundred eighty (180) or one hundred twenty (120) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement.

         (b) If either the Company or the Executive, after receipt of notice of the Executive's Permanent Disability from the other, disputes that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the metropolitan Washington, D.C. area or such other area as the Executive selects, and, unless such physician shall issue his written statement to the effect that, in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging fully his duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on the day above specified.

     5.  Termination.
         -----------

         (a) The Executive's employment under this Agreement and the Term shall be terminated immediately on the death of the Executive and may be terminated by the Board, with the concurrence of the Chairman of the Board (or the Vice Chairman of the Board):

             (i) at any time after the Permanent Disability of the Executive;

            (ii) at any time for "Cause" (as defined below); or

           (iii) at any time without Cause.

       For purposes hereof, Cause shall mean:

              (A) Active participation by the Executive in fraudulent conduct against the Company, a felony involving manual turpitude, an act or series of deliberate acts which were not taken in good faith by Executive and which, in the reasonable judgment of the Board, results or will likely result in material injury to the business, operations or business reputation of the Company, or an act or series of acts constituting willful malfeasance or gross misconduct or the Executive's continued willful failure to perform any of his duties under this Agreement.

              (B) A substantial and continual refusal by Executive in breach of this Agreement to perform the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof, which breach has not been cured (if it is of a nature that can be cured) to the Board's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to the Executive;

              (C) Excessive absenteeism by the Executive; provided that absenteeism (i) related to illness or otherwise covered by Section 4(a) hereof, (ii) required to be permitted under applicable federal or state laws, or (iii) permitted under Company policy, shall not be deemed to be excessive; or

              (D) The voluntary resignation of the Executive without "Good Reason" (as defined below) and without the prior consent of the Board.

Executive shall be permitted to respond and defend himself before the Board within thirty (30) days after delivery to Executive of written notification of any proposed termination for Cause which specifies in detail the reasons for such termination. If the majority of the members of the Board (excluding Executive) do not confirm that the Company had grounds for a "Cause" termination, Executive shall have the option to treat his employment as not having terminated or as having been terminated pursuant to a termination without Cause.

         (b)     Termination by Death.  If the Executive's employment is
                 --------------------
terminated by death, the Executive's estate shall be entitled to receive (i) life insurance benefits pursuant to any life insurance purchased by the Company,
(ii) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under
Section 3(b) but no less than a pro rata portion of Executive's bonus for the prior year, (iii) other benefits, payable within ninety (90) days after the date of death, accrued by him hereunder up to and including the date of Executive's death and (iv) reimbursement for all expenses incurred by Executive pursuant to
Section 1(d) prior to his death.

         (c)    Termination for Cause.  If the Executive's employment is
                ---------------------
terminated by the Company for Cause, the Company shall not have any other or further obligations to the Executive under this Agreement (except (i) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Section 3(d), (ii) as to that portion of any unpaid Base Salary and other benefits accrued and earned under this Agreement through the date of such termination, (iii) as to benefits, if any, provided by any insurance policies in accordance with their terms, and (iv) reimbursement for all expenses incurred by Executive pursuant to Section 1(d) prior to his termination). In addition, if the Executive's employment is terminated by the Company for Cause at any time during the Term, the Executive shall immediately forfeit any and all other unvested stock rights and stock options and other such unvested incentives or awards previously granted to him by the Company. The foregoing sentence shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

         (d)    Termination without Cause.  If the Executive's employment is
                -------------------------
terminated by the Company without Cause, the Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 3(a), payable at such times as his Base Salary would have been paid if his employment had not been terminated (or, at the election of the Executive, in a lump sum without discount), for the longer of one (1) year or the remainder of what would have been the Term (but not longer than three (3) years, (ii) other benefits, payable within ninety (90) days after the date of such termination, accrued by him hereunder up to and including the date of such termination, (iii) continuation of the insurance provided by the Company pursuant to Section 3(c) for the longer of one (1) year and the remainder of the Term (but not longer than three (3) years), or if not available a lump sum payment of an amount equal to the fair value of such insurance, (iv) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 3(b), but no less than a pro rata portion of Executive's bonus for the preceding calendar year, and (v) reimbursement for all expenses incurred by Executive pursuant to
Section 1(d) prior to his termination.

         (e)    Termination for Permanent Disability.  If the Executive's
                ------------------------------------
employment is terminated by the Company for Permanent Disability, the Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 3(a) for the longer of one (1) year or the remainder of what would have been the Term (but not longer than three (3) years), payable at such times as his Base Salary would have been paid if his employment had not been terminated (or, at the election of the Executive, a lump sum without discount), less any disability insurance benefits pursuant to any disability insurance provided by the Company or purchased by Executive, the cost of which is reimbursed by the Company, which are payable in respect of the period after such termination, (ii) other benefits, payable within ninety (90) days after termination for Permanent Disability, accrued by him hereunder up to and including the date of termination for Permanent Disability, (iii) continuation of the insurance provided by the Company pursuant to Section 3(c) for the longer of one (1) year and the remainder of the Term (but not longer than three (3) years), or if not available a lump sum payment of an amount equal to the fair value of such insurance, (iv) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 3(b), but no less than a pro rata portion of Executive's bonus for the preceding calendar year, and (v) reimbursement for all expenses incurred by Executive pursuant to Section 1(d) prior to his termination.

         (f)    Termination by Executive for Good Reason.  If the Executive
                ----------------------------------------
terminates his employment for "Good Reason", the Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 3(a), payable at such times as his Base Salary would have been paid if his employment had not been terminates (or, at the election of the Executive, in a lump sum without discount), for the longer of one (1) year and the remainder of what would have been the Term (but not longer than three (3) years), (ii) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 3(b), but no less than a pro rata portion of Executive's bonus for the preceding calendar year, (iii) other benefits, payable within ninety (90) days after the date of such termination, accrued by him hereunder up to and including the date of such termination and (iv) reimbursement for all expenses incurred by Executive pursuant to Section 1(d) prior to his termination. "Good Reason" means a termination of Executive's employment by Executive within ninety
(90) days following (i) a reduction in Executive's annual Base Salary or incentive compensation or equity participation opportunity, (ii) a material reduction in Executive's positions, duties and responsibilities or reporting lines from those described in Section 1 hereof, (iii) a material breach of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (ii) unless Executive shall have delivered a written notice to the Board within thirty (30) days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) days of the receipt of such notice.

         (g)    Mitigation.  The Executive is not required to mitigate the
                ----------
amount of any payments to be made by the Company pursuant to this Agreement following his termination by seeking other employment or otherwise. In addition, the amount of any post-termination payments provided for in this Agreement shall not be reduced by any remuneration earned by the Executive during the period following the termination of his employment as a result of employment by another employer or otherwise after the date of termination of his employment with the Company.

     6.  Covenants and Confidential Information.
         --------------------------------------

         (a) The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the Term. In light of such reliance and expectation on the part of the Company, during the periods hereafter specified in Section 6(b), the Executive shall not, directly or indirectly, do or suffer either of the following:

               (i) Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, marketing or providing telecommunication services within the United States in competition with the Company; provided, however, that the beneficial and/or record ownership of not more than four and nine-tenths percent (4.9%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant; or

               (ii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with the Executive's duties hereunder, any confidential or proprietary information relating to the Company's business, prospects, finances, operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information:

              (A)  is clearly obtainable in the public domain;

              (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof; or

              (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

         (b) The applicable periods shall be: (i) so long as the Executive is an employee of the Company; (ii) as to clause (ii) of Section 6(a), at any time after the Executive is no longer an employee of the Company; and
(iii) upon the payment by the Company to the Executive of $1,000,000 in cash as severance (which shall be paid at termination) in addition to payments otherwise required under this Agreement, for a period of three years after termination of employment for Cause or for Permanent Disability or without Good Reason.

         (c) The Executive agrees and understands that the remedy at law for any breach by him of this Section 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 6 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 6 which may be pursued or availed of by the Company.

         (d) THE EXECUTIVE HAS CAREFULLY CONSIDERED THE NATURE AND EXTENT OF THE RESTRICTIONS UPON HIM AND THE RIGHTS AND REMEDIES CONFERRED UPON THE COMPANY UNDER THIS SECTION 6, AND HEREBY ACKNOWLEDGES AND AGREES THAT THE SAME ARE REASONABLE IN TIME AND TERRITORY, ARE DESIGNED TO ELIMINATE COMPETITION WHICH OTHERWISE WOULD BE UNFAIR TO THE COMPANY, DO NOT STIFLE THE INHERENT SKILL AND EXPERIENCE OF THE EXECUTIVE, WOULD NOT OPERATE AS A BAR TO THE EXECUTIVE'S SOLE MEANS OF SUPPORT, ARE FULLY REQUIRED TO PROTECT THE LEGITIMATE INTERESTS OF THE COMPANY AND DO NOT CONFER A BENEFIT UPON THE COMPANY DISPROPORTIONATE TO THE DETRIMENT TO THE EXECUTIVE.

         (e) The Executive acknowledges that the Executive's obligations under this Section 6 shall survive in accordance with paragraph (b) above regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with Cause or without Cause, or the Executive with or without Good Reason.

     7.  Indemnification.  During the Term, the Company shall indemnify
         ---------------
Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law. If any claim is asserted hereunder with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall pay Executive legal expenses (or cause such expenses to be paid) on a monthly basis, provided that Executive shall reimburse the Company for such amounts if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification. In addition, the Company agrees to provide Executive with coverage under a directors and officers liability insurance policy.

     8.  Miscellaneous.
         -------------

         (a) The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

         (b) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

         (c) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and, if in connection with a transfer of substantially all of its business, its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.

         (d) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association, and the arbitration shall be held in the metropolitan Washington, D.C. area. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three (3) arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this
Section 8(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Section 6 of this Agreement.

         (e) All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

         If to the Company or the Board:

         Telco Communications Group, Incorporated
         4219 Lafayette Center Drive
         Chantilly, VA  22021-1209
         Attn:   General Counsel
         Fax Number:       (703) 803-3430

         With a copy to:

         Swidler & Berlin, Chartered
         3000 K Street, N.W.
         Suite 300
         Washington, D.C.  20007
         Attn:  John J. Klusaritz, Esq.
         Fax Number:       (202) 424-7643

         If to the Executive:

         Henry G. Luken, III
         5010-28 Court E
         Bradenton, Florida 34203

         With a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, N.Y.  10022
         Attn:  Robert F. Quaintance, Jr.
         Fax Number:  (212) 909-6836

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

     Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

         (f) The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         (g) This Agreement supersedes all prior agreements and understandings between the parties as to the subject hereof and may not be modified or terminated orally. No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

         (h) This Agreement shall be governed by, and construed in accordance with the provisions of, the law of the State of Virginia, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the federal and state courts sitting in Virginia; accordingly, subject to the provisions for arbitration provided in
Section 8(d), any justiciable matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Virginia.

         (i) All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

         (j) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

         (k) Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

         (l) If the Company fails to make any payment to Executive within ten (10) days of the date due, the payment shall be made with interest from the date due to the date of payment, at the rate, compounded annually, from time to time specified as its prime rate by Citibank, N.A.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

                          TELCO COMMUNICATIONS GROUP,
                          INCORPORATED, a Virginia corporation


                         By:/s/ Donald A. Burns
                            ---------------------------------------------
                              Name: Donald A. Burns
                                   --------------------------------------

                         Title: President
                               ------------------------------------------

                         /s/ Henry G. Luken, III
                         -------------------------------------------------
                                     Henry G. Luken, III



4060942.3

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